EXHIBIT 10.2
MANAGEMENT AGREEMENT
          This Management Agreement (this “Agreement”) is entered into as of February 14, 2007, by and between Fair Isaac Corporation, a Delaware corporation (the “Company”), and Mark N. Greene (“Executive”).
          WHEREAS, Executive is expected to become a key member of the management of the Company and to devote substantial skill and effort to the affairs of the Company, pursuant to a letter agreement of even date hereof; and
          WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, without regard to the effect such change in control may have on Executive’s employment with the Company; and
          WHEREAS, it is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company; and
          WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company; and
          WHEREAS, for the reasons set forth above, the Company and Executive desire to enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Executive agree as follows:
     1. Events. No amounts or benefits shall be payable or provided for pursuant to this Agreement unless an Event shall occur during the Term (as defined in Section 12 of this Agreement).
     (a) For purposes of this Agreement, an “Event” shall be deemed to have occurred if any of the following occur:
     (i) Both (x) and (y) of this Section 1(a)(i) occur.
(x) Any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the “Exchange Act”)) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s securities entitled to vote generally in the election of directors (“Voting Securities”) then outstanding or 30% or more of the shares of common stock of the Company (“Common Stock”) outstanding, provided, however, that the following shall not constitute an Event pursuant to this Section 1(a)(i):
(A)	any acquisition or beneficial ownership by the Company or a subsidiary of the Company;

(B)	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

(C)	any acquisition or beneficial ownership by any corporation (including without limitation an acquisition in a transaction of the nature described in Section 1(a)(ii)) with respect to which, immediately following such acquisition, more than 70%, respectively, of (x) the combined voting power of the Company’s then outstanding Voting Securities and (y) the Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock, respectively, of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Common Stock, as the case may be, immediately prior to such acquisition; or

(D)	any acquisition of Voting Securities or Common Stock directly from the Company;
and
(y) Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. For purposes of this Section 1(a)(i), “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company or (C) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a “Continuing Director” shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company; or
(ii)	Consummation of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, (x) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger, consolidation or exchange and (y) the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Common Stock, as the case may be; or

(iii)	(x) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, (1) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (2) the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Common Stock, as the case may be; or

(iv)	A majority of the members of the Board of Directors of the Company shall have declared that an Event has occurred or that an Event will occur upon satisfaction of specified conditions, in which case the Event shall be deemed to occur upon satisfaction of such specified conditions; or

(v)	There shall be an involuntary termination of employment of the Executive or Termination for Good Reason (as defined in Section 4(c)), and the Executive reasonably demonstrates that such event (x) was requested by a party other than the Board of Directors of the Company that had previously taken other steps reasonably calculated to result in an Event described in Section 1(a)(i), 1(a)(ii), or 1(a)(iii) hereof and which ultimately results in an Event described in Section 1(a)(i), 1(a)(ii), or 1(a)(iii) hereof, or (y) otherwise arose in connection with or in anticipation of an Event described in Section 1(a)(i), 1(a)(ii), or 1(a)(iii) hereof that ultimately occurs; provided, however, that if an Event described in Section 1(a)(i), 1(a)(ii), or 1(a)(iii) hereof occurs within ninety (90) calendar days after the effective date of an involuntary termination of Executive’s employment by the Company without Cause, then it will be presumed that such termination arose in connection with or in anticipation of an Event described in Section 1(a)(i), 1(a)(ii), or 1(a)(iii) hereof.
Notwithstanding anything stated in this Section 1(a), an Event shall not be deemed to occur with respect to Executive if (x) the acquisition or beneficial ownership of the 30% or greater interest referred to in Section 1(a)(i) is by Executive or by a group, acting in concert, that includes Executive or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, exchange, consolidation or disposition of assets referred to in Section 1(a)(ii) or 1(a)(iii), be beneficially owned, directly or indirectly, by Executive or by a group, acting in concert, that includes Executive. Notwithstanding the foregoing, beneficial ownership by Executive or by a group, acting in concert, that includes Executive, will not be deemed to exist if Executive’s interest in such entity or group is less than 1% of the voting power of such entity or group.
     (b) For purposes of this Agreement, a “subsidiary” of the Company shall mean any entity of which securities or other ownership interests having general voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     2. Payments and Benefits. If any Event shall occur during the Term of this Agreement, then the Executive shall be entitled to receive from the Company or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of the Company) a cash payment and other benefits on the following basis (unless the Executive’s employment by the Company is terminated voluntarily or involuntarily prior to the occurrence of the earliest Event to occur (the “First Event”), in which case Executive shall be entitled to no payment or benefits under this Section 2):
     (a) If at the time of, or at any time after, the occurrence of the First Event and prior to the end of the Transition Period, the employment of Executive with the Company is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by Executive other than for Good Reason, is on account of the death or Disability of the Executive or is a termination by the Company for Cause), subject to the limitations set forth in Sections 2(d) and 2(e), Executive shall be entitled to the following:
(i)	The Company shall pay Executive’s full base salary through the Termination Date at the rate then in effect in accordance with the normal payroll practices of the Company.

(ii)	The Company or its successor shall make a cash payment to Executive in an amount equal to two (2) times the sum of (A) the annual base salary of Executive in effect immediately prior to the First Event plus (B) the incentive bonus last paid to Executive from the Company preceding the First Event or, if Executive has not been employed by the Company for a full fiscal year as of the time of the First Event, Executive’s guaranteed incentive bonus (as described in the letter agreement between Executive and the Company dated February 13, 2007) at target for the fiscal year in which the First Event occurs. Such amount shall be paid to Executive on the first day of the seventh month following the Termination Date or, if later, on the first day of the seventh month following Executive’s “separation from service” as such phrase is interpreted under section 409A of the Internal Revenue Code and any regulations, rules or guidance thereunder.

(iii)	For a 24-month period after the Termination Date, the Company shall allow Executive to participate in any health, disability and life insurance plan or program in which the Executive was entitled to participate immediately prior to the First Event as if Executive were an employee of the Company during such 24-month period; provided, however, that in the event that Executive’s participation in any such health, disability or life insurance plan or program of the Company is barred, the Company, at its sole cost and expense, shall arrange to provide Executive with benefits substantially similar to those which Executive would be entitled to receive under such plan or program if Executive were not barred from participation. Benefits otherwise receivable by Executive pursuant to this section 2(a)(iii) shall be reduced to the extent comparable benefits are received by Executive from another employer or other third party during such 24-month period, and Executive shall promptly report receipt of any such benefits to the Company.

(iv)	Any outstanding and unvested stock options granted to Executive shall be accelerated and become immediately exercisable by Executive (and shall remain exercisable for the exercise periods specified in the applicable stock option agreements) and any restricted stock units or other equity-based compensation awarded to Executive and subject to forfeiture shall be fully vested and shall no longer be subject to forfeiture; provided, however, that if the First Event occurs on or before December 31, 2007, then such acceleration or lapse of forfeiture will apply only with respect to equity awards that would have vested or lapsed by their terms within 12 months following the Termination Date.
     (b) The Company shall also pay to Executive all legal fees and expenses incurred by the Executive as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement. Executive will submit to the Company appropriate documentation of such legal fees and expenses within thirty (30) days after they are incurred, and the Company will pay such reimbursements to Executive within ten (10) days thereafter.
     (c) In addition to all other amounts payable to Executive under this Section 2, Executive shall be entitled to receive all benefits payable to Executive under any other plan or agreement relating to retirement benefits.
     (d) Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in Section 2 be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date or otherwise, except as specifically provided in this Agreement.
     (e) Notwithstanding any other provision of this Agreement, the Company will not pay to Executive, and Executive will not be entitled to receive, any payment pursuant to Section 2(a)(ii) unless and until:
(i)	Executive executes, and there shall be effective following any statutory period for revocation or rescission, a release, substantially in the form attached to this Agreement as Exhibit A, that irrevocably and unconditionally releases the Company, any company acquiring the Company or its assets, and their past and current shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, obligations, covenants, rights and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated; provided, however, that the release shall not adversely affect Executive’s rights to receive benefits to which he is entitled under this Agreement or Executive’s rights to indemnification under applicable law, the charter documents of the Company, any insurance policy maintained by the Company or any written agreement between the Company and Executive; and

ii)	Executive executes an agreement prohibiting Executive for a period of one (1) year following the Termination Date from soliciting, recruiting or inducing, or attempting to solicit, recruit or induce, any employee of the Company or of any company acquiring the Company or its assets to terminate the employee’s employment.
     (f) The obligations of the Company under this Section 2 shall survive the termination of this Agreement.
     3. Certain Reduction of Payments by the Company.
     (a) Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 2(a) hereof, an independent national accounting firm mutually agreed to by the Company and Executive (the “Accounting Firm”) shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the total “parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to Executive, such lesser amount shall be paid to Executive. If not reducing the payments hereunder would result in a greater after-tax amount to Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and Executive subject to the application of Section 3(b) hereof.

     (b) As a result of uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to Executive; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as an overpayment by the Company to Executive. Executive will return the excess to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date Executive received the excess until it is repaid to the Company.
     (c) All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs, and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Executive in the year of receipt of the payments, unless Executive agrees otherwise.
     4. Definition of Certain Additional Terms.
     (a) “Cause” shall mean, and be limited to, (i) willful and gross neglect of duties by the Executive or (ii) an act or acts committed by the Executive constituting a felony and substantially detrimental to the Company or its reputation.
     (b) “Disability” shall mean Executive’s absence from his duties with the Company on a full time basis for 180 consecutive business days, as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after written notice of intent to terminate is given by the Company following such absence Executive shall have returned to the full time performance of Executive’s duties.
     (c) “Good Reason” shall mean if, without Executive’s express written consent, any of the following shall occur:
(i)	the assignment to Executive of any material duties inconsistent with Executive’s status or position with the Company, or any other action by the Company that results in a substantial diminution in such status or position, excluding any isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by the Company within five (5) days after receipt of notice thereof from Executive;

(ii)	a reduction by the Company in Executive’s annual base salary or target incentive in effect immediately prior to the First Event;

(iii)	the failure by the Company to continue to provide Executive with benefits at least as favorable in the aggregate to those enjoyed by Executive under the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, employee stock options or savings plans in which Executive was participating at the time of the First Event, the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed at the time of the First Event, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the First Event, but excluding any failure or action by the Company that is not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from Executive;

(iv)	the Company requiring Executive to relocate to any place other than a location within forty miles of the location at which Executive performed his primary duties immediately prior to the First Event or, if Executive is based at the Company’s principal executive offices, the relocation of the Company’s principal executive offices to a location more than forty miles from its location immediately prior to the First Event, except for required travel on the Company’s business to an extent substantially consistent with Executive’s prior business travel obligations; or

(v)	the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5(b).
     (d) As used herein, other than in Section 1(a) hereof, the term “person” shall mean an individual, partnership, corporation, estate, trust or other entity.
     (e) “Termination Date” shall mean the date of termination of Executive’s employment, which in the case of termination for Disability shall be the 30th day after notice is given as required in Section 4(b).
     (f) “Transition Period” shall mean the one-year period commencing on the date of the earliest to occur of an Event described in Section 1(a)(i), 1(a)(ii) or 1(a)(iii) hereof (the “Commencement Date”) and ending on the first anniversary of the Commencement Date.

     5. Successors and Assigns.
     (a) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor.
     (b) The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder in the event of termination by Executive for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that is required to execute and deliver the agreement as provided for in this Section 5(b) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.
     7. Notices. All notices, requests and demands given to or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of Executive or in the case of the Company, to its principal executive office to the attention of each of the then directors of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     8. Remedies and Claim Process. If Executive disputes any determination made by the Company regarding Executive’s eligibility for any benefits under this Agreement, the amount or terms of payment of any benefits under this Agreement, or the Company’s application of any provision of this Agreement, then Executive shall, before pursuing any other remedies that may be available to Executive, seek to resolve such dispute by submitting a written claim notice to the Company. The notice by Executive shall explain the specific reasons for Executive’s claim and basis therefor. The Board of Directors shall review such claim and the Company will notify Executive in writing of its response within 60 days of the date on which Executive’s notice of claim was given. The notice responding to Executive’s claim will explain the specific reasons for the decision. Executive shall submit a written claim hereunder before pursuing any other process for resolution of such claim. This Section 8 does not otherwise affect any rights that Executive or the Company may have in law or equity to seek any right or benefit under this Agreement.
     9. Severability. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect.
     10. Integration. The benefits provided to Executive under this Agreement shall be in lieu of any other severance pay or benefits available to Executive under any other agreement, plan or program of the Company. In the event that any payments or benefits become payable to Executive pursuant to Section 2 of this Agreement, then this Agreement will supersede and replace any other agreement, plan or program applicable to Executive to the extent that such other agreement, plan or program provides for payments or benefits to Executive arising out of the involuntary termination of Executive’s employment or termination by Executive for Good Reason. In addition, the acceleration of stock options and lapsing of forfeiture provisions of restricted stock units or other equity awards provided pursuant to Section 2(a)(iv) of this Agreement shall not be subject to the provisions of Article 13 of the Company’s 1992 Long-Term Incentive Plan (or similar successor provision or plan).
     11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or future time.
     12. Term. This Agreement shall commence on the first day of Executive’s employment with the Company and shall terminate, and the Term of this Agreement shall end, on the later of (A) February 13, 2012, provided that such period shall be automatically extended for one year and from year to year thereafter until notice of termination is given by the Company or Executive to the other party hereto at least 60 days prior to February 13, 2012 or the one-year extension period then in effect, as the case may be, or (B) if the Commencement Date occurs on or prior to February 13, 2012 (or prior to the end of the extension year then in effect as provided for in clause (A) hereof), the first anniversary of the Commencement Date.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Fair Isaac Corporation

By	/s/ A. George Battle

A. George Battle

Mark N. Greene

/s/ Mark N. Greene

fb.us.1798340.07

RELEASE BY MARK N. GREENE
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me (Mark N. Greene) and anyone who has or obtains any legal rights or claims through me.

B.	FIC means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by FIC (other than multiemployer plans); the attorneys for FIC; and anyone who acted on behalf of FIC or on instructions from FIC.

D.	Agreement means the *[letter agreement / Management Agreement / or other relevant agreement]* between me and FIC dated *[date]*, including all of the documents attached to such agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:
1.	all claims arising out of or relating to my employment with FIC or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the California Fair Employment and Housing Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);
EXHIBIT A

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

6.	all rights I have under California Civil Code section 1542, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;”

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

8.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification from FIC as a current or former officer, director or employee of FIC; any claims for payment of severance benefits under the Agreement; any rights I have to severance pay or benefits under the Agreement; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with FIC.
Consideration. I am entering into this Release in consideration of FIC’s obligations to provide me certain severance benefits as specified in the Agreement. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Release or if I rescinded this Release. I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date of this Release) by virtue of any employment by the Company.

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Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records; (ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession.
My Continuing Obligations. I understand and acknowledge that I must comply with all of my post-employment obligations under the Agreement and under the Proprietary Information and Inventions Agreement dated *[date]*. I will not defame or disparage the reputation, character, image, products, or services of FIC, or the reputation or character of FIC’s directors, officers, employees and agents, and I will refrain from making public comment about the Company except upon the express written consent of an officer of FIC.
Additional Agreements and Understandings. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the date I received this Release (or 21 days after the last day of my employment with FIC, if later) to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that if I sign this Release prior to my last day of employment with FIC it will not be valid and FIC will not be obligated to provide the consideration described in the Release.

3

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it. I understand that if I rescind this Release FIC will not be obligated to provide the consideration described in the Release.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FIC by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 15-day rescission period. All deliveries must be made to FIC at the following address:
Vice President of Human Resources
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FIC at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of FIC and by me.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:

Mark N. Greene
fb.us.1798340.07

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